Exhibit 99.3

LETTER TO COMPANY EMPLOYEES

Dear Poseida team:

Today is a significant day for Poseida Therapeutics, Inc. (the “Company”). As you’re aware, we have now publicly announced that Roche Holdings, Inc. (“Roche”) intends to acquire all of our issued and outstanding shares of common stock for $9.00 per share in cash at closing, with the right to additional contingent cash payments in the future of up to an aggregate of $4.00 per share in connection with the achievement of specified milestones. Roche’s offer is a testament to the great work of the entire Company team in building and advancing our proprietary genetic engineering toolkit, our non-viral TSCM-rich approach, and established GMP manufacturing.

Our Board of Directors and Executive Team believe that this transaction provides significant value for our stockholders and will best enable the long-term journey of bringing our medicines to patients in need.

The proposed transaction builds upon our longest-running collaboration, providing the opportunity to expand the work with Roche across our pipeline, including genetic medicines. This includes the strong progress in our collaboration with Roche, demonstrating our differentiated and validated approach in allogeneic CAR-T, the strength of interim P-BCMA-ALLO1 clinical data, and the outlook for our pipeline and platform.

Roche is a leading global pharmaceutical company with broad expertise in oncology, hematology and immunology, and the ability to choose business opportunities carefully. They have strong, global capabilities in early- and late-stage development, manufacturing, and commercialization that will enable patients worldwide to benefit from the transformative potential of allo CAR-T. This transaction is intended to speed up the development of programs under our existing collaboration and add the resources of Roche to the programs that are not part of the existing partnership. This is particularly relevant as we embark on expanding our focus in cell therapy across three growth pillars: 1) hematologic malignancies; 2) solid tumors; and 3) autoimmune diseases. Both companies are committed to advancing the Company’s portfolio in all three of these areas, along with our work in genetic medicines.

We expect the proposed transaction to close in the first quarter of 2025, subject to the satisfaction or waiver of customary closing conditions. However, until the closing, while a transition team will work with the Company on transition planning, we will continue to operate as an independent company, and we must continue to stay focused on our daily responsibilities and conduct business as usual. As such, today’s announcement should not impact our day-to-day activities, and it’s imperative that we all remain focused on our commitments with respect to our clinical development activities and ongoing work.

As you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company and the proposed transaction. Since it is important that we speak with one voice, please forward all investor or media calls related to the proposed transaction to Alex Chapman at achapman@poseida.com.

We know that news of this nature is often unexpected and have scheduled an All Company meeting tomorrow (November 26, 2024) at 9:00 am PT. We have also prepared an Employee FAQs document addressing what we anticipate will be frequently asked questions, which is attached to this email. However, please understand that we are in the process of finalizing the details of the proposed transaction and may not have all of the answers just yet. We plan to provide you with more information as it becomes available and can be shared.

We look forward to seeing you at the All Company meeting tomorrow (November 26, 2024), and thank you for your continued commitment and dedication to our company and the work that we do to advance transformational new therapeutic options for patients.

With gratitude,

Kristin Yarema, Ph.D.

President and Chief Executive Officer

As a reminder, if you wish to share the news on your personal social media account, please reshare the company’s corporate post on its social media account without additional commentary. If you choose to tell your friends and family, please refer them to the Company’s press release and other statements publicly made by the Company.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the tender offer materials that Parent and Merger Sub will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Merger Sub intend to file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Once filed, investors will be able to obtain the Tender Offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Tender Offer and the Merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Investors & Media” section of the Company’s website at www.poseida.com.

Stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the Merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of November 25, 2024 by and among the Company, Parent, and Merger Sub (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of, among other things, risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the subsequent merger; the risk of legal proceedings being brought in relation to the transactions and the outcome of such proceedings; the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; risks associated with conducting clinical trials; whether any of the Company’s product candidates will be shown to be safe and effective; the Company’s ability to finance continued operations; competition in the Company’s target markets; and uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other public filings the Company makes with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof, and the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.